October 29, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

We have read Item 4 of The New World Power Corporation's Form 8-K dated October 29, 1996 and are in agreement with the statements contained therein except that we make no representation with respect to management's statement that it has made significant progress toward resolving the material weaknesses which we reported to the Audit Committee of the Board of Directors.



                                                     PRICE WATERHOUSE LLP
                                                     Hartford, CT

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